Exhibit 99.1

CENTERPOINT REPORTS 7.1% INCREASE IN FFO PER SHARE;

RAISES 2003 GUIDANCE

Highlights:

•       Occupancy Improves from 90.5% to 93.0%

•       3.2 Million Square Feet of Leasing Year-to-Date 2003

•       Strong Investment and Build-to-Suit Pipeline

•       Robust Disposition Market

•       $75 Million Series C Preferred Shares Retired in July

•       Financial Flexibility - 6.1 to 1 Debt Service Coverage

•       Moody’s Ranks Metro-Chicago Economy as Most Diverse in Nation

Oak Brook, Illinois, July 16, 2003 - CenterPoint Properties Trust (NYSE: CNT) reported today that earnings per share (“EPS”) decreased 2.7% for the second quarter 2003 to $0.73 from $0.75 for the same period in 2002.  Net income available to common shareholders decreased 1.7% to $17.2 million from $17.5 million for the second quarter 2002.

Funds from operations (“FFO”) per share increased 7.1% for the second quarter to $1.06 from $0.99 for the same period in 2002.  CenterPoint defines FFO as: net income available to common shareholders, plus real estate depreciation and non-financing amortization, inclusive of fee income and gain or losses on industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  See attached Reporting Definitions for further explanation of FFO.

Year-to-date earnings per share increased 0.7% to $1.40 from $1.39 for the same period 2002.  Net income available to common shareholders year-to-date increased 1.4% to $32.9 million from $32.4 million for the first six months of 2002.  Year-to-date FFO per share has increased 5.6% to $2.08 from $1.97 for the same period in 2002 and year-to-date FFO has increased 6.6% to $48.9 million from $45.9 million for the first six months of 2002.

As a result, CenterPoint has raised earnings guidance for the full year 2003 and expects to report FFO per share in the range of $4.26 to $4.32.  At the midpoint, this is an expected increase of approximately 8% over 2002 FFO per share of $3.98.  For the third quarter 2003, the Company expects to report FFO per share in the range of $1.07 to $1.11.

“We feel comfortable raising guidance for the year given our improving operating results, significant leasing accomplishments and expanding investment and build-to-suit pipeline,” stated John S. Gates, Jr., Co-Chairman and CEO.

“Our focus on the immense and diverse Chicago industrial market continues to provide us with constant opportunities to solve customer problems and add value to industrial real estate.  Year-to-date, we are ahead of plan and have begun to increase occupancy.  We continue to see abundant investment and development activity funded by consistent disposition activity.”

Occupancy Improves Significantly

At June 30, 93.0% of the Company’s in-service industrial portfolio was leased and occupied compared to 90.5% at the end of the first quarter 2003.

In the first six months of 2003, the Company renewed, replaced or sold 1,395,406 square feet or 33.1% of all 2003 scheduled lease expirations.  Renewals and replacements represented 1,348,469 square feet.  Rents on renewals and replacements increased at an average rate of 5.3% on a GAAP basis and decreased 5.6% on a cash basis as a result of “front end” leasing concessions.

In addition, year-to-date the Company has leased 1,818,830 square feet of pre-existing vacancy.  As a result, total leasing activity aggregates to 3,235,403 square feet for the year and 1,961,310 square feet in the second quarter.  Average rental rates on total leasing increased 5.5% on a GAAP basis and decreased 5.6% on a cash basis.  Total leasing for the first half of 2003 was significantly higher than the same period in 2002 when leasing totaled 2,161,392 square feet.  Excluding properties sold, the company retained 95.7% of its tenants.

Paul Ahern, Chief Investment Officer commented, “We have accomplished a significant amount of leasing in the first six months of the year and continue to be encouraged by the increasing activity in the Chicago industrial marketplace.  We have completed many of our 2003 objectives and will use this advantage to get a head start on 2004 expirations.”

97% Pre-Leased Build-to-Suit Pipeline

Year-to-date, the Company and its affiliates completed investments of $219 million.  CenterPoint Properties completed investments of $53 million and its joint venture affiliates completed investments of $166 million.

In the second quarter, the Company and its affiliates completed investments of $86 million including CenterPoint Properties investments of $41 million and investments of its joint venture affiliates of $45 million.

In the second quarter 2003, CenterPoint purchased a 362-acre land parcel in Rochelle, IL.  The site will be developed into a business park and is located less than a mile from the 1,200-acre Union Pacific intermodal facility recently constructed by CenterPoint.  The site is located on Route 38, a designated truck route, near the cross-section of Interstate 39 and Interstate 88.  Located 80 miles west of Chicago, Rochelle offers highly efficient Midwest distribution. The park will be named CenterPoint Business Center Rochelle and can support up to 5 million square feet of warehouse, distribution and light manufacturing space.

In addition, in the second quarter CenterPoint completed a 72,000-square-foot expansion for a transportation company in Northlake, IL.

CenterPoint and its affiliates currently have five build-to-suits under construction totaling $50 million, which are 97% pre-leased.  Excluding Brinks, a build-to-suit for sale, these projects are expected to produce a weighted initial cash yield of 10.7% and GAAP yield of 12.1%.

In July, CenterPoint agreed to build a 32,000-square-foot build-to-suit at O’Hare Express North, which will be leased to the Federal Government.  Construction will commence in Q4 2003 and is scheduled for completion in Q3 2004.  This facility will be the second building at O’Hare Express North, following the delivery in Q3 2003 of a 125,000-square-foot build-to-suit leased to the City of Chicago Department of Aviation.  When O’Hare Express North is completed it will be comprised of approximately 725,000 square feet of airport-related facilities. This project is financed with $47 million of tax-exempt bonds. Including O’Hare Express Center, the company’s total development on the grounds of O’Hare will be approximately 116 acres, including 12 buildings totaling 1.8 million square feet.

Stated President and Chief Operating Officer, Mike Mullen, “For CenterPoint, it appears that leasing activity is picking up and along with it customer interest in build-to-suit development.

Perhaps because of our 3,300-acre land inventory, our development group is very busy on a variety of design/build projects, some of which we hope to announce shortly.”

Robust Disposition Market Continues

Year-to-date, CenterPoint and its affiliates have completed $154 million of dispositions.  CenterPoint completed dispositions of $57 million and its joint venture affiliates completed dispositions of $97 million.  Proceeds are redeployed into CenterPoint’s pipeline of investments and build-to-suit developments.

In the second quarter CenterPoint and its affiliates completed dispositions of $40 million, $27 million of which was completed by CenterPoint and $13 million completed by the Company’s joint venture affiliates.

Included in second quarter disposition activity was an additional closing of $12.4 million in the phased sale of the 600-acre rail facility at CenterPoint Intermodal Center (“CIC”) leased to the BNSF. As announced last December 2002, total proceeds from the sale of the 600-acre facility, including the assumption of debt, will be $91.1 million. The Company closed the first sale in the fourth quarter 2002 for $34.1 million and the second sale in the first quarter 2003 for $19.1 million. The remaining $25.5 million of sale proceeds will be realized over the next two quarters. These transactions in total are expected to represent the majority of 2003 dispositions and gains.

Second quarter dispositions also included a 13.8-acre land sale to the BNSF for expansion of its auto mixing facilities at CIC in Elwood, IL.

CenterPoint Affiliates

CenterPoint Venture, LLC

CenterPoint Venture LLC, a joint venture between CenterPoint Properties and CalEAST (a joint venture between CalPERS and LaSalle Investment Management), was formed in January 2000 to position, package and sell stabilized industrial property investment opportunities routinely passed over by the Company due to its more value-added investment focus.  The CenterPoint Venture is successfully executing this strategy and the relationships with both CalPERS and LaSalle Investment Management have led to several investment and disposition opportunities for the REIT as well.

CenterPoint Venture and its affiliates contributed FFO of $0.02 in the second quarter 2003 and $0.22 year-to-date.  On June 30, 2003, assets in CenterPoint Venture totaled $87.7 million.

On June 30, the CenterPoint Venture through its joint venture with WisPark completed construction of a 99,836-square-foot manufacturing and distribution facility for CPI Plastics Group Limited (TSE: CPI) in the Lakeview Corporate Park in Pleasant Prairie, WI.  This investment is expected to produce an initial cash yield of 9.7% and GAAP yield of 11.3%.

In addition, CenterPoint Venture through its joint venture with WisPark completed development and sold the 250,366-square-foot built-to-suit in Pleasant Prairie, WI to Volkswagen.

Chicago Manufacturing Campus, LLC

At June 30, Chicago Manufacturing Campus, LLC (a development joint venture between CenterPoint and Ford Motor Land Development Corporation) had assets totaling $74.7 million.  The 1.6 million-square-foot supplier park consisting of four buildings is 100% leased or under letter of intent to various Ford suppliers.  Two buildings totaling 1,007,617 square feet were completed in the second quarter 2003 and the other two buildings totaling 631,000 square feet will be completed by the fourth quarter 2003.

Both ventures’ financial statements are included in the Company’s supplemental investor package.

Financial Flexibility

At June 30, CenterPoint had a total of $727 million of senior debt outstanding producing a debt to total market capitalization of 31.7%.  For the second quarter, debt service coverage was 6.1 to 1 and fixed charge coverage was 4.6 to 1.

On May 6, CenterPoint redeemed its 8.48% Series A Cumulative Redeemable Preferred Shares for an aggregate redemption price of $25.0353 per Series A Preferred Share, including accrued and unpaid dividends.  The Company funded the redemption with proceeds from the issuance of Series C Cumulative Redeemable Preferred Shares through a private placement to an institutional investor.  On July 7, 2003, the Company redeemed the $75 million of Series C Preferred Shares with cash.

On July 7, the Company also announced the renewal of its $350 million unsecured revolving line of credit, which was due to expire on October 24, 2003.  The interest rate on the credit facility is LIBOR + 80 bps, a 20 bps improvement from the former rate of LIBOR + 100 bps.  The new maturity date on the line was extended to June 30, 2006.

In the second quarter, Lehman Brothers extended a $35 million non-recourse loan in anticipation of the sale of a participation in the Company’s $100 million Tax Increment Financing notes receivable (the “Notes”) associated with CenterPoint Intermodal Center.  Lehman is managing this securitization, which is expected to close later in 2003.  The Notes reimburse infrastructure and other investment from real estate tax collections over the next 20 years.  Because there is no recourse to the Company, and the loan is secured solely by the Notes, the proceeds of the loan have reduced the Company’s GAAP basis in the park, increasing the gain on park sales.

Stated Paul Fisher, Chief Financial Officer, “The non-recourse loan provided by Lehman begins to demonstrate the value of the Company’s $100 million, 10% tax exempt Notes.  Under GAAP standards, until the closing of the loan, the Notes were not recognized as an asset on the Company’s balance sheet.  Now an irreversible $35 million portion of it is.  The securitization managed by Lehman will repay its loan, increasing the equity base of the Company without debt or equity issuance.  This and anticipated follow-on securitizations of the Notes, completed as the park matures, are expected to supply well in excess of $100 million of non-dilutive equity capital.”

Dividend

On May 16, 2003, CenterPoint’s Board of Trustees declared a third quarter dividend of $0.6075 per common share, to be paid July 22, 2003 to shareholders of record July 17, 2003.  On an annualized basis, this equates to $2.43 per share for the year 2003.  The Board of Trustees also declared a preferred dividend of $0.9375 per share for its 7.50% Series B Convertible Cumulative Redeemable Preferred Shares to be paid September 30, 2003 to shareholders of record September 16, 2003.

For the second quarter 2003, the Company’s FFO payout ratio was 57%. The Company’s low payout ratio is a result of its desire to maximize internal capital formation.

Chicago Industrial Market

In a June, 2003 report issued by the bond-rating agency Moody’s Investors Service Inc., Chicago is ranked No. 1 in economic diversity.  Moody’s concluded that the Chicago area’s economy is most like the nation’s, with no undue reliance on any single sector.  On a diversity scale with 100 being a perfect score, Chicago earned a 95.1.

Moody’s also concluded that Chicago is well-equipped to handle a slowdown in a particular industry because other industries can pick up the slack, something that is less likely to happen in smaller, less diverse markets with concentrated employment.

Market Data

In the second quarter 2003, CenterPoint changed its statistical market research source for Southeastern Wisconsin to Commercial Association of Realtors (“CAR”) whose Wisconsin Commercial Data Exchange (WCDE) data better reflects the activity of the submarkets in which CenterPoint invests.  Therefore, the numbers provided below cannot be directly compared to past press release market information.

Based on combined data from Colliers Bennett & Kahnweiler Inc. and CAR, CenterPoint estimates year-to-date gross absorption in the 1.3-billion-square-foot greater Chicago market was approximately 23 million square feet.  Gross absorption in the second quarter 2003 was 12,831,215 square feet.  Market wide vacancy for the quarter was 9.0%.

Submarkets showing positive leasing activity include the I-290 South Corridor, Elgin I-90 Corridor, and O’Hare.

Construction completions for the first six months of 2003 totaled 7,418,518 square feet including 2.9 million square feet in the Southwest Suburbs, 1.0 million square feet in Fox Valley and 944,000 square feet in Lake County.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3 billion-square-foot Chicago regional market.  It currently owns and operates approximately 32 million square feet and owns or controls an additional 3,280 acres of land upon which 51 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $2.3 billion as of June 30, 2003.

Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K or 10-Q.

An Investor conference call will be held Thursday, July 17, 2003 beginning 1:00 p.m. CST, 2:00 p.m. EST.  This call will be broadcast live on www.centerpoint-prop.com . To listen to the webcast, your computer must have either RealAudio or Media Player installed.  If you do not have either player, the CenterPoint website will have instructions for installing one at the Pre-event System Test link.  An online replay will also be available approximately one hour after the call.  A replay of the call will be available after 5:00 p.m. on Thursday, July 17, 2003. The replay number is 888-266-2081, passcode 181405.

Supplemental financial and operating information will be available on the Company’s web site at www.centerpoint-prop.com after 7:00 a.m. ET on Thursday, July 17, 2003.

Financial Statements to Follow...

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
Assets:
Investment in real estate:
Land	$179,331	$179,466
Buildings	778,999	772,722
Building improvements	137,949	132,274
Furniture, fixtures, and equipment	23,653	22,764
Construction in progress	110,454	111,883
	1,230,386	1,219,109
Less accumulated depreciation	(157,845)	(143,587)
Real estate held for sale, net of depreciation	29,848	48,632
Net investment in real estate	1,102,389	1,124,154

Cash and cash equivalents	2,597	910
Restricted cash	40,194	60,441
Tenant accounts receivable, net	34,808	31,487
Mortgage and notes receivable	89,328	21,247
Investment in and advances to affiliate	40,149	30,838
Prepaid expenses and other assets	12,476	20,784
Deferred expenses, net	16,933	16,463

	$1,338,874	$1,306,324

Liabilities and shareholders’ equity
Mortgage notes payable and other debt	$82,973	$80,286
Senior unsecured debt	350,000	500,000
Tax-exempt debt	94,420	94,420
Line of credit	199,700	18,000
Preferred dividends payable	—	1,060
Accounts payable	5,116	11,942
Accrued expenses	67,437	62,034
Rents received in advance and security deposits	10,415	11,623

	810,061	779,365

Shareholders’ equity:
Preferred equity	119,614	119,611
Common equity	485,955	477,069
Retained earnings (deficit)	(52,873)	(54,474)
Other comprehensive loss	(9,122)	(5,898)
Unearned compensation — restricted shares	(14,761)	(9,349)

	528,813	526,959

	$1,338,874	$1,306,324

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Minimum rents	$27,712	$25,916	$55,053	$51,104
Straight-line rents	805	497	1,126	1,154
Expense reimbursements	8,343	7,775	16,897	15,911
Mortgage interest income	369	249	690	363
Real estate fee income	2,770	1,782	6,871	3,554

Total revenue	39,999	36,219	80,637	72,086

Expenses:
Real estate taxes	8,559	6,555	17,240	14,518
Property operating and leasing	6,162	6,534	12,325	11,770
General and administrative	1,781	1,641	3,502	3,004
Depreciation and amortization	8,629	8,083	17,222	16,312
Interest expense:
Interest incurred, net	5,240	6,710	10,574	13,504
Amortization of deferred financing costs	811	624	1,754	1,218

Total expenses	31,182	30,147	62,617	60,326

Income from continuing operations before income taxes and equity in net income of affiliate	8,817	6,072	18,020	11,760

Provision for income taxes (expense) benefit	(117)	(359)	205	(127)
Equity in net income of affiliate (1)	705	192	708	416

Income from continuing operations	9,405	5,905	18,933	12,049
Discontinued operations: (2)
Gain on sale, net of tax	9,096	8,568	17,419	15,501
Income from operations, net of tax	625	1,015	973	2,483

Income before gain on sale of real estate	19,126	15,488	37,325	30,033

Gain on sale of real estate, net of tax	—	4,571	—	7,451

Net Income	19,126	20,059	37,325	37,484

Preferred dividends	(1,895)	(2,523)	(4,417)	(5,045)
Net income available to common shareholders	$17,231	$17,536	$32,908	$32,439

Per share income available to common shareholders from continuing operations
Basic	$0.33	$0.35	$0.63	$0.64
Diluted	$0.32	$0.34	$0.62	$0.62

Per share income from discontinued operations
Basic	$0.42	$0.42	$0.80	$0.79
Diluted	$0.41	$0.41	$0.78	$0.77

Per share net income available to common shareholders
Basic	$0.75	$0.77	$1.43	$1.43
Diluted	$0.73	$0.75	$1.40	$1.39

Distributions per share	$0.608	$0.578	$1.215	$1.155

(1)     Investments accounted for on an equity basis include CenterPoint Venture, LLC, Chicago Manufacturing Campus, LLC,  and CenterPoint Capital Funding, LLC.

(2)     FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Asset requires that all gains and losses from properties sold or identified as held for sale subsequent to 01/01/2002 and the operations for such properties and those classified as held for sale properties be shown as discontinued operations for all periods presented.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES
FUNDS ANALYSIS
(in thousands, except share data)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS

Funds from operations
Net income available to common shareholders	$17,231	$17,536	$32,908	$32,439
Add back/(deduct):
Depreciation and amortization, net of tax:
Continuing operations	8,400	7,881	16,711	15,964
Discontinued operations	211	586	454	1,261
Unconsolidated subsidiaries	124	69	207	137
Accumulated depreciation on sold industrial assets, net of tax	(844)	(2,810)	(1,335)	(3,881)

Funds from operations	$25,122	$23,262	$48,945	$45,920

Funds from operations per share	$1.06	$0.99	$2.08	$1.97

RECONCILIATION OF NET INCOME TO EBITDA

EBITDA
Net income available to common shareholders	$17,231	$17,536	$32,908	$32,439
Add back/(deduct):
Preferred dividends	1,895	2,523	4,417	5,045
Interest incurred, net	5,240	6,710	10,574	13,504
Interest incurred, net from discontinued operations	453	116	1,360	116
Depreciation and amortization	8,629	8,083	17,222	16,312
Depreciation and amortization from discontinued operations	211	586	454	1,261
Amortization of deferred financing costs	811	624	1,754	1,218
Provision for income taxes (expense) benefit	117	359	(205)	127
Provision for income taxes (expense) benefit from discontinued operations	11	8	3	7
EBITDA	$34,598	$36,545	$68,487	$70,029

Debt service coverage	6.1	5.4	5.7	5.1
Fixed charge coverage	4.6	3.9	4.2	3.8

Annualized FFO return on common equity

FFO return on common equity	20.68%	20.35%	20.14%	20.10%

Reconciliation of average shares outstanding
Basic Shares — GAAP	22,936,554	22,713,035	22,918,308	22,653,908
Add: Stock options/grants — common share equivalents	682,019	685,560	645,275	652,305
Diluted shares — GAAP/FFO	23,618,573	23,398,595	23,563,583	23,306,213

CENTERPOINT PROPERTIES TRUST
SECOND QUARTER 2003 EARNINGS RELEASE DEFINITIONS

Cash Yield is initial NOI, excluding straight line rents, divided by total project costs.

Debt Service Coverage is EBITDA divided by interest incurred, net.

Debt to Total Market Cap is total debt from the balance sheet divided by the sum of total debt from the balance sheet plus the market value of shares outstanding at the end of the period.

EBITDA stands for earnings before interest, income taxes, depreciation and amortization.  Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts.  EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.  Investors are cautioned that EBITDA, as calculated by the Company, may not be comparable to similarly titled but differently calculated measurers for other REITs.

FFO Payout Ratio is dividends paid during the period divided into Funds from Operations for that same period.

FFO Return on Common Equity is calculated as FFO divided by common equity.

Fixed Charge Coverage is EBITDA divided by the total of interest incurred, net and preferred dividends

Funds From Operations (FFO) The National Associations of Real Estate Investment Trust (“NAREIT”) defines funds from operations (“FFO”) (April, 2002 White Paper) as net income excluding gains (or losses) from sales of property, plus depreciation and amortization.  NAREIT adds, “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.”  Accordingly, CenterPoint calculates FFO, inclusive of fee income and industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  The Company believes that FFO inclusive of cash gains better reflects recurring funds because the disposition of stabilized properties, and the recycling of capital and profits into new “value added” investments, is fundamental to the company’s business strategy.

GAAP Yield is initial NOI, including straight line rents, divided by total project costs.

Weighted Average GAAP Yield is calculated as the total NOI, including straight-line rents, for the 12 months following stabilization, divided by Total Costs.

Weighted Average Initial Cash Yield is calculated as the total NOI, excluding straight-line rents, for the 12 months following stabilization, divided by Total Costs.

Weighted Average Interest Rate is the annual interest expense for the current outstanding debt (most current interest rate X current debt outstanding) divided into the current debt outstanding.